Exhibit 2.2

AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into effective as of December 31, 2012, by and among Car Charging Group, Inc., a Nevada corporation (the “CCGI”), whose principal place of business is 1691 Michigan Avenue, Miami Beach, Florida 33139, Beam Acquisition LLC, a Nevada limited liability company (“BA LLC”), whose principal place of business is 1691 Michigan Avenue, Miami Beach, Florida 33139, and Manhattan Charging LLC (“MC LLC”), a New York limited liability company whose principal place of business is 43 The Oaks, Roslyn, NY 11576.

WHEREAS, the parties are currently negotiating an Equity Exchange Agreement (the “Equity Exchange Agreement”) whereby BA LLC would acquire all of the outstanding membership interests (the “Beam Interests”)in Beam Charging LLC (“Beam”) in exchange for 1,265,822 shares of restricted common stock of CCGI (representing $2,000,000 worth of CCGI stock priced at the 30 day average closing price prior to the date hereof) (the “CCGI Shares”) and other consideration to be detailed in the Equity Exchange Agreement; and

WHEREAS, the members of Beam desire to consummate the exchange of the CCGI Shares for the Beam Interests prior to the end of 2012; and

WHEREAS, pursuant to Section 8.6 of the Limited Liability Company Agreement of Beam, MC LLC has the right to require all other members of Beam to transfer their interests to a purchaser in the event Manhattan Charging elects to transfer its interests to such purchaser.

NOW, THEREFORE, in consideration of the above recitals and of the respective covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto do hereby agree as follows.

1.             Exchange of CCGI Shares for Beam Interests.  CCGI hereby agrees to issue, and MC LLC agrees to accept the CCGI Shares in exchange for the Beam Interests.

a.           The parties expressly acknowledge that MC LLC is not the owner of all of the Beam Interests and that the transaction contemplated hereby shall be automatically terminated in accordance with Section 4 hereof on January 15, 2013, unless the consent to and adoption of the terms of this Agreement and the Equity Exchange Agreement by the other members of Beam (the “Remaining Beam Members”).

b.           Further, MC LLC acknowledges that the members of Beam and MC LLC are collectively hereby receiving any and all shares that may need to be paid to MC LLC and the Remaining Beam Members and that CCGI shall have no obligation to issue additional shares to MC LLC or the Remaining Beam Members in consideration for the transfer of all of the Beam Interests.  MC LLC shall be solely responsible for distributing the CCGI Shares delivered pursuant to this Agreement to the Remaining Beam Members.

c.           Any and all CCGI Shares issued pursuant to this Agreement shall also be governed by all terms and conditions as stated in the Equity Exchange Agreement entered into by Beam and CCGI.

d.           The parties hereto acknowledge and agree as part of the consideration for the Beam Interests, (i) CCGI will issue to the members of Beam and MC LLC notes payable in an aggregate amount of $500,000 concurrently with the execution of the Equity Exchange Agreement and (ii) CCGI and BA LLC will collectively assume all liabilities and obligations of Beam.

2.              Restrictions.  Neither party to this Agreement shall, without the prior written consent of the other party, offer, pledge, sell, contract to sell, sell any option or contract to purchase, hypothecate, lend, transfer or otherwise dispose of any CCGI Shares or Beam Interests (as the case may be) unless and until the earlier of such time as (i) this Agreement is terminated in accordance with Section 4 hereof or (ii) the Equity Exchange Agreement is completely and fully closed and no outstanding contingencies remain, and thereafter only in accordance with the terms of the Equity Exchange Agreement.  Until such time as the transaction contemplated by the Equity Exchange Agreement is closed or this Agreement is terminated, (i) Beam shall continue to operate as a separate entity by the same management and members of Beam immediately prior to the execution of this Agreement, (ii) CCGI shall have no rights to the operation or control of Beam and (iii) CCGI shall not take any action with respect to Beam without the express prior written consent of MC LLC.

3.             Representations and Warranties. For purposes of this Agreement and the CCGI Shares issued pursuant hereto, MC LLC represents and warrants as follows:

a.          MC LLC (i) has no need for liquidity in this investment, (ii) is able to bear the substantial economic risks of an investment in the CCGI Shares for an indefinite period, and (iii) at the present time, can afford a complete loss of such investment.

b.          MC LLC does not have a preexisting personal or business relationship with CCGI or any of its directors or executive officers, or by reason of any business or financial experience or the business or financial experience of any professional advisors who are unaffiliated with and who are compensated by CCGI or any affiliate or selling agent of CCGI, directly or indirectly, could be reasonably assumed to have the capacity to protect MC LLC’s interests in connection with the investment in CCGI.

c.           MC LLC is aware that (i) the CCGI Shares are not immediately transferable under this Agreement and applicable securities laws; and (ii) the Articles of Incorporation and Bylaws of CCGI contain provisions that limit or eliminate the personal liability of the officers, directors and agents of CCGI and indemnify such parties for certain damages relating to CCGI, including damages in connection with the CCGI Shares and the good-faith management and operation of CCGI.

d.           MC LLC acknowledges that the CCGI Shares are not registered under any registration statement with the Securities and Exchange Commission (SEC), and are not freely tradeable. The CCGI Shares will contain the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO CCGI.  THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

e.           MC LLC has not been furnished any offering literature and has not been otherwise solicited by CCGI.

f.           CCGI and its officers, directors and agents have answered all inquiries that MC LLC has made of them concerning CCGI or any other matters relating to the formation, operation and proposed operation of CCGI and the offering and sale of the CCGI Shares

g.           MC LLC is duly organized and in good standing in the state or country of its incorporation and is authorized and otherwise duly qualified to purchase and hold the CCGI Shares. Such entity has its principal place for business as set forth in the first paragraph hereof and has not been formed for the specific purpose of acquiring the CCGI Shares.

h.           All information that MC LLC has provided to CCGI concerning MC LLC, MC LLC’s financial position and MC LLC’s knowledge of financial and business matters, or, in the case of a corporation, partnership, trust or other entity, the knowledge of financial and business matters of the person making the investment decision on behalf of such entity, including all information contained herein, is correct and complete as of the date set forth at the end hereof and may be relied upon, and if there should be any material adverse change in such information prior to the issuance of any CCGI Shares, MC LLC will immediately provide CCGI with such information.

4.             Cancellation.  Either party shall have the right to cancel this Agreement at any time by providing written notice via fax, US mail or other overnight courier at the address and fax number set forth on the signature page hereto.  Such cancellation shall be effective immediately upon delivery of such notice  In the event this Agreement is cancelled or the Equity Exchange Agreement does not fully close, and if for any reason the acquisition of Beam by BA LLCis not consummated, then the parties agree that the terms of this Agreement shall be deemed retroactively to the date of this Agreement null and void and the ownership of the Beam Interests shall revert back to the members of Beam and the CCGI Shares Company shall revert back to the treasury of the CCGI as if such transfer of the Beam Interests and the CCGI Shares had never occurred.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Section 4.  In the event that this Agreement is cancelled in accordance with this Section 4, no party hereto shall have any claim whatsoever with respect to the subject matter hereof and any such claim shall be deemed to be fully and unconditionally released.

5.             Sale Restrictions.In accordance with applicable securities laws and this Agreement, for a period of six (6) months from the date MC LLC(or the Remaining Beam Members) receive the CCGI Shares (the “Restriction Period”), MC LLC (and on behalf of the Remaining Beam Members) hereby agrees that MC LLC will not, without the prior written consent of CCGI, offer, pledge, sell, contract to sell, sell any option or contract to purchase, hypothecate, lend, transfer or otherwise dispose of any of the CCGI Shares or any options, warrants or other rights to purchase the CCGI Shares or any other security of CCGI which MC LLC(or the Remaining Beam Members)owns or has a right to acquire as of the date hereof (collectively, the “Bleed-Out Shares”) and thereafter, until such time as MC LLC(or the Remaining Beam Members)have sold all of the Bleed-Out Shares (the “Bleed-Out Period”), MC LLC(and the Remaining Beam Members)shall have the right, in the aggregate, to sell, dispose of or otherwise transfer the Bleed-Out Shares without restriction, up to tenpercent (10%) of the total daily trading volume of the Company’s shares.

a.           Any subsequent issuance to and/or acquisition by MC LLC(or the Remaining Beam Members)of the Company’s common shares or options or instruments convertible into common shares will be subject to the provisions of this Agreement.

b.

c.           Permitted Transfers.  Notwithstanding the foregoing restrictions on transfer, the MC LLC(or the Remaining Beam Members)may, at any time and from time to time, transfer the Bleed-Out Shares (i) as bona fide gifts or transfers by will or intestacy, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the MC LLC(or the Remaining Beam Members), provided that any such transfer shall not involve a disposition for value, (iii) to a partnership which is the general partner of a partnership of which MC LLC(or the Remaining Beam Members) is a general partner, or (iv) make a gift of to an organization exempt from taxation under Section 501(c)(3) of the Internal Revenue Code of 1986, as amendedprovided, that, in the case of any gift or transfer described in clauses (i), (ii), (iii) or (iv), each donee or transferee agrees in writing to be bound by the terms and conditions contained herein in the same manner as such terms and conditions apply to the undersigned so that in the aggregate, no more than the number of Bleed-Out Shares allowable under Section 5 above may be transferred on a given day, except in accordance with the terms hereof. For purposes hereof, “immediate family” means any relationship by blood, marriage or adoption, not more remote than first cousin.

d.           Ownership. During the term of this Agreement, MC LLC(or the Remaining Beam Members) shall retain all rights of ownership in the Bleed-Out Shares, including, without limitation, voting rights and the right to receive any dividends that may be declared in respect thereof.

e.           Company and Transfer Agent. CCGI is hereby authorized to disclose the existence of this Agreement to its transfer agent. CCGI and its transfer agent are hereby authorized to decline to make any transfer of the Bleed-Out Shares if such transfer would constitute a violation or breach of this Agreement.

f.           Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by any of the parties hereto of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which such party would not have an adequate remedy at law for money damages, and therefore each party hereto agrees that in the event of any such breach, the other party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which such party may be entitled, at law or in equity and that such party shall not be required to post a bond hereunder.

6.             Registration Rights.  Whenever CCGI proposes to publicly sell or register for sale any of its common equity securities (or any security which is convertible into or exchangeable or exercisable for common equity securities) pursuant to a registration statement (a “Piggyback Registration Statement”) under the Securities Act of 1933 (other than a registration statement on Form S-8 or on Form S-4) or any similar successor forms thereto), whether for its own account or for the account of one or more security holders of the Company (a “Piggyback Registration”) CCGI shall give prompt written notice to MC LLC (or the Remaining Beam Members) of its intention to effect such sale or registration and, shall use its commercially reasonable efforts to include in such transaction all registrable securities (in the form of common equity securities) with respect to which CCGI has received a written request from MC LLC (or the Remaining Beam Members) for inclusion therein within ten (10) days after MC LLC (or the Remaining Beam Members)’s receipt of CCGI’s notice.  CCGI may postpone or withdraw the filing or the effectiveness of a Piggyback Registration at any time in its sole discretion.  The foregoing notwithstanding, no holder of the CCGI Shares shall be entitled to registration rights if the exercise of such rights will negatively impact the ability of CCGI to raise capital.

7.             Miscellaneous.

a.           Successors and Assigns.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

b.           Entire Agreement.  This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith.  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

c.           Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

d.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

e.           Convenience of Forum; Consent to Jurisdiction.  The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of Florida, and/or the United States District Court for Florida, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party.

f.            Enforcement of the Agreement.  The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

g.           Governing Law.  This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Florida without giving effect to the choice of law provisions thereof.

h.           Press Release.  No party hereto may issue any public statements or press releases with respect to the subject matter hereof without obtaining the prior written consent of the other parties hereto.

i.            Amendments and Waivers.  Except as otherwise provided herein, no amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto.  No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

-Signature Page Follows-

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CAR CHARGING GROUP, INC.

By: /s/ Michael D. Farkas
Michael D. Farkas
Chief Executive Officer
1691 Michigan Avenue, Suite 601
Miami Beach, FL 33139
Fax: (305) 521-0201

BEAM ACQUISITION, LLC

By: /s/ Michael D. Farkas
Michael D. Farkas
Chief Executive Officer
1691 Michigan Avenue, Suite 601
Miami Beach, FL 33139
Fax: (305) 521-0201

MANHATTAN CHARGING LLC

By: /s/ Joseph Turquie
Joseph Turquie
President/Managing Member
FEIN: 27-546-0326
43 The Oaks
Roslyn, NY  11576
Fax: (646) 959-5539